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                                                                    EXHIBIT 99.1

HUB INTERNATIONAL PLANS MAJOR MIDWEST EXPANSION; WILL ACQUIRE INSURANCE AGENCY FROM FIFTH THIRD BANK

CHICAGO--(BUSINESS WIRE)--Dec. 30, 2002--Hub International Limited (NYSE: HBG and TSX: HBG), a leading North American insurance broker, announced today an agreement to purchase Fifth Third Insurance Services, Inc. (the "Agency"), an insurance brokerage subsidiary of Cincinnati-based Fifth Third Bancorp (NASDAQ:
FITB). The acquisition, which is expected to close in 2002, will be paid for with cash. Prior to completion of the transaction a subsidiary of Fifth Third Bancorp will acquire certain of the Agency's life and title insurance business. The property and casualty and employee benefits lines of business that will remain in the Agency after the acquisition by Hub generate approximately US$25.0 million in annual revenue.

Added Regional Strength

In making the announcement, Martin P. Hughes, Hub International's Chairman and Chief Executive Officer, said, "This acquisition will significantly increase Hub's penetration in several key regions in Michigan and add important new offices in Indianapolis and Evansville, Indiana. The Indiana-based offices alone generate more than $10 million in annual property and casualty and benefits revenue and, together, they will serve as our 11th hub brokerage. The additional offices in Michigan, where our Burnham Insurance Group is located, will strengthen our presence and ability to deliver risk management services to the middle-market business community there."

Mr. Hughes stated that the Agency has productive marketing relationships with several strong national and regional property and casualty and group benefit insurance companies that will enhance Hub's effectiveness in placing coverage for its clients. He added, "We're also very pleased that Roger Forystek, Chief Executive Officer of the Agency's operations, will be continuing in his current position and joining Hub's Executive Committee. Roger has played a key role in the management and growth of the Agency for the past five years, and we are looking forward to his contribution to management at the regional level for Hub International as well."

Upon completion of the transaction the Agency's name will be changed to Hub International of Indiana Limited.

Strategic Partnership

Mr. Hughes concluded, saying that several other elements of the transaction make it especially appealing. "Fifth Third Bank will not only continue as a valued client of Hub, but will now also become a strategic partner by referring its property and casualty and employee benefits leads to Hub. This is an exciting relationship that we intend to develop fully."

Speaking of the transaction, Mark Graf, Fifth Third Bancorp Treasurer, said, "Hub International is a proven player in the insurance brokerage arena. They are committed to




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growing their presence and have the infrastructure to support their plan. We remain bullish on the opportunity to focus on growing our core businesses of Retail Banking, Commercial Banking, Investment Advisory and Processing Solutions throughout the Midwestern United States."

Hub International currently has ten large "hub" brokerages that have significant market presence in their geographic regions in the U.S. and Canada. Each hub provides insurance brokerage services and manages the various other Hub International offices in its territory. The hub brokerages are responsible for growth through sales, service and fold-in acquisitions. The various hub offices report to the head office, located in Chicago, IL, which, in addition to monitoring the activity of each hub, retains responsibility for identifying and acquiring additional hub brokerages.

Headquartered in Chicago, IL, Hub International is a leading North American insurance brokerage that has grown rapidly since its formation in 1998 through mergers, acquisitions and organic growth. It provides a broad array of property and casualty, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada. Hub International's strategy is to expand its market share in the highly fragmented U.S. insurance brokerage industry by acquiring quality firms in key geographic regions that focus on servicing middle-market commercial businesses. In addition, Hub plans to leverage its decentralized approach, differentiate its service, and capitalize on its scale to provide broader product offerings to its clients through multiple distribution channels.

This press release may contain forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International's actual results to differ materially from our expectations is contained in the company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Hub International
         W. Kirk James, 312/279-4881
         kjames@hubinternational.com



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         or

         Fifth Third Bancorp
         Media: Robbie Jennings, 513/534-4153 or
         Investors: Brad Adams, 513/534-0983



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